Exhibit 99.1

Media Contacts:
Teresa Nilsen	Hibre Teklemariam
Hennessy Advisors, Inc.	SunStar Strategic
Terry@hennessyadvisors.com; 800-966-4354	HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports 65% Increase in Quarterly
Earnings Per Share and Announces Quarterly Dividend

May 7, 2025, Novato, CA - Hennessy Advisors, Inc. (Nasdaq:HNNA) reported results for its second fiscal quarter of 2025, which ended March 31, 2025. The firm also announced a quarterly dividend of $0.1375 per share to be paid on June 4, 2025, to shareholders of record as of May 20, 2025, which represents an annualized dividend yield of 5.2%.*

“The first quarter of 2025 was marked by heightened volatility, fueled by headline-grabbing developments, most notably the announcement of sweeping new tariffs that triggered sharp selloffs across both equity and bond markets,” said Neil Hennessy, Chairman and CEO. “Ongoing uncertainty surrounding potential tax changes, inflation, interest rate policy, and government spending cuts has only added to investor unease. With so much happening so quickly—and with little immediate clarity—it’s understandable that many investors are feeling overwhelmed. Having witnessed many turbulent markets over my 45-year career, I believe it’s essential to look past the short-term noise. Markets should eventually stabilize as new realities are absorbed and understood. We feel our responsibility is to stay grounded in the fundamentals. And today, those fundamentals appear to remain solid: consumers are still spending, corporations are well capitalized, and interest rates have remained relatively stable.”

“Our commitment to long-term investing has never wavered. We are confident in our ability to navigate in the current environment, and we believe that a disciplined, forward-looking approach will continue to deliver solid long-term results for our company, employees, and shareholders. In times like these, patience, focus, and perspective are the most valuable tools we have,” he added.

“This quarter, we were also proud to announce the signing of a definitive agreement with STF Management, LP to expand our ETF offerings,” added Teresa Nilsen, President and COO. “This strategic step reflects our continued commitment to growth and is a strong example of how we are deploying our cash position in meaningful ways. At the same time, we remain focused on delivering value to our shareholders—through our strong profitability, cash flow growth, and dividends—as demonstrated in our financial results for the quarter ended March 31, 2025.”

Summary Highlights (compared to the prior comparable quarter ended March 31, 2024):

●	Total revenue of $9.3 million, an increase of 34%.
●	Net income of $2.6 million, an increase of 68%.
●	Fully diluted earnings per share of $0.33, an increase of 65%.
●	Average assets under management, upon which revenue is earned, of $4.7 billion, an increase of 37%.
●	Total assets under management of $4.3 billion, an increase of 11%.
●	Cash and cash equivalents, net of gross debt, of $27.3 million, an increase of 41%.

	Three Months Ended Mar 31,		Change
	2025	2024	Amount	Percent
Total Revenue	$9,275,783	$6,939,977	$2,335,806	33.7%
Net Income	2,582,979	1,539,823	1,043,156	67.7%
Earnings Per Share (Diluted)	0.33	0.20	0.13	65.0%
Weighted Average Number of Shares Outstanding (Diluted)	7,912,156	7,700,203	211,953	2.8%
Average Assets Under Management	4,746,380,124	3,459,895,504	1,286,484,620	37.2%

	As of Mar 31,
	2025	2024
Total Assets Under Management	$4,255,690,493	$3,852,601,729	$403,088,764	10.5%
Cash and Cash Equivalents, Net of Gross Debt Balance	27,311,927	19,343,177	7,968,750	41.2%

*	Based on the closing stock price of $10.59 on May 6, 2025, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.